UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 5, 2006

ENERGY CONVERSION DEVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8403	38-1749884
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 293-0440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 5, 2006, Energy Conversion Devices, Inc. (“ECD Ovonics”) issued a press release to announce that it has appointed Sanjeev Kumar as its Vice President and Chief Financial Officer (CFO) beginning June 5, 2006. Mr. Kumar has extensive experience in the field of energy. From 1991-2000, he served in various capacities at Occidental Petroleum Corporation. From 2000 to 2002, he was vice president, finance and CFO at Rhodia, Inc., Cranbury, NJ. He co-founded Clean Fuel Generation, LLC, Los Angeles, CA (2002 to 2004). Most recently, Mr. Kumar was the CFO for Rutherford Chemicals, a New Jersey based company owned by a private equity firm.

Stephan W. Zumsteg, ECD Ovonics’ former Vice President and Chief Financial Officer, will assume the position of Vice President and Chief Financial Officer of United Solar Ovonic LLC, ECD Ovonics’ wholly owned subsidiary.

Mr. Kumar’s employment at ECD Ovonics is at-will. He will receive a salary of $300,000 per year. He will be eligible for an incentive bonus of $120,000 with potential of up to 150% for exceeding mutually established goals, with the first 12-month bonus to be guaranteed at the target level of $120,000. Mr. Kumar was granted a stock option to purchase 15,000 shares of ECD Ovonics’ common stock under the Company’s 2000 Non-Qualified Stock Option Plan.

Mr. Kumar will receive a signing bonus of $120,000 payable within 30 days of his start date. If Mr. Kumar leaves the company voluntarily within 24 months of his employment, he must return the signing bonus.

In connection with his employment, Mr. Kumar will be eligible to receive benefits under ECD Ovonics’ executive relocation assistance program.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Severance Agreement entered as of June 5, 2006 by and between Sanjeev Kumar and Energy Conversion Devices, Inc.

99.1	Press release of Energy Conversion Devices, Inc. dated June 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

By:	/s/ Ghazaleh Koefod
Corporate Secretary

Date: June 7, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement entered as of June 5, 2006 by and between Sanjeev Kumar and Energy Conversion Devices, Inc.

99.1	Press release dated June 5, 2006

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